Exhibit 99.1

3560 Bassett Street, Santa Clara CA 95054

Charles Eddy Chief Financial Officer (408) 986-9888	Dan Matsui/Eugene Heller Silverman Heller Associates (310) 208-2550

INTEVAC REPORTS SECOND-QUARTER 2003 FINANCIAL RESULTS

Santa Clara, Calif.—July 22, 2003—Intevac, Inc. (Company) (Nasdaq: IVAC), today reported financial results for the three and six-month periods ended June 28, 2003.

Revenues for the second-quarter were $4.6 million, compared to $8.4 million for second-quarter of 2002. Photonics R&D contract revenues rose, but lower equipment sales more than offset that increase, causing total revenues to decline.

Net loss for the quarter was $4.8 million, or $(0.39) per diluted share, and included the effects of establishing a $346,000 reserve for disposition of fixed assets and $322,000 of inventory reserves. For second quarter of 2002, the Company reported net income of $861,000 which included the effect of a $4.2 million tax refund.

Revenues for six-months ended June 28, 2003, were $16.6 million, versus $15.1 million for the comparable period in 2002. The increase in six-month revenues was attributable primarily to revenue recognition in first quarter of flat-panel display manufacturing systems and sales of technology upgrades and parts for disk manufacturing systems. Six-month contract revenues from photonics R&D were also higher than for the same period a year ago.

Net loss for six-months ended June 28, 2003, was $8.8 million, or $(0.72) per diluted share, and included the effects of establishing a $638,000 reserve for disposition of fixed assets and $732,000 of inventory reserves. For the year-earlier period, the Company reported a loss of $1.3 million, or $(0.11) per diluted share, which included the effect of a $6.4 million tax refund.

Backlog totaled $14.3 million at June 28, 2003, compared to $12.2 million at March 29, 2003, and $27.8 million at June 29, 2002. The reduction in backlog was primarily the result of revenue recognized in early 2003 and late 2002 for flat-panel display manufacturing systems delivered in early 2002.

Intevac President and Chief Executive Officer Kevin Fairbairn commented: “2003 is a transition year for Intevac. We now see significant progress in our strategy to recover and grow our business. We see an emerging upturn in the memory equipment market. A number of our memory equipment customers are considering technology and capacity expansions to support the growth of the industry. These expansions represent significant 2004 revenue opportunities for Intevac, provided we win a significant portion of this business.

“In our Imaging business we continue our transition from R&D to production for our military imaging technology,” Fairbairn explained. “We are also creating products based on these breakthrough imaging technologies targeting commercial markets.

“We were recently awarded two significant government contracts to fund activities associated with increasing the yields and production capacity for our unique LIVAR® sensors,” Fairbairn added. “These contracts demonstrate the U.S. military’s commitment to LIVAR® target identification technology. These activities also benefit the development and commercialization of our low-light sensors.”

Conference Call Information

The Company will discuss its financial results in a conference call July 22, 2003, at 1:30 p.m. PDT. To participate in the teleconference, please dial toll-free (800) 291-8929 prior to the start time. For international callers, the dial-in number is (706) 634-0478. Live and archived replays of the call will be available via the Internet at the Company’s website, www.Intevac.com. Additionally, a telephone replay of the call will be available for 48 hours beginning at 4:30 p.m. PDT on July 22, 2003. You may access the playback by dialing (800) 642-1687 or, for international callers, by dialing (706) 645-9291, and providing Conference ID 1576889.

About Intevac

Intevac is developing revolutionary photonics products that address potentially large commercial and military markets. The Company also produces sophisticated manufacturing equipment used in the manufacture of high technology products and is leveraging its equipment expertise to enable cost-effective production of new photonics products. Intevac’s photonics products are high-speed electro-optical devices that detect light with extraordinary sensitivity. The Company’s proprietary technology makes possible products such as LIVAR®, a long-range target identification system, and video cameras with night-vision capability. Intevac’s equipment products are designed to deposit or modify highly engineered thin-films of material on a variety of substrates. These systems are designed for continuous high volume manufacturing of precision thin-film products such as magnetic media for hard drives. For more information call 408-986-9888 or visit the Company’s website at www.intevac.com.

LIVAR® is a registered trademark of Intevac

Safe Harbor Statement

This press release includes statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Reform Act”). Intevac claims the protection of the safe-harbor for forward-looking statements contained in the Reform Act. These forward-looking statements are often characterized by the terms “may,” “believes,” “projects,” “expects,” or “anticipates,” and do not reflect historical facts. Specific forward-looking statements contained in this press release include, but are not limited to, expected capacity and technology expansions by Intevac’s memory equipment customers in 2004 and beyond, the transition from the R & D phase to the pre-production phase for our military imaging technology, the military’s commitment to these technologies and the creation of products based upon these breakthrough imaging technologies targeted at commercial markets. The forward-looking statements contained herein involve risks and uncertainties that could cause actual results to differ materially from the Company’s expectations. These risks and other factors are detailed the Company’s regular filings with the Securities and Exchange Commission.

[Financial tables on following pages]

CONSOLIDATED STATEMENT OF OPERATIONS
(In thousands, except per share amounts)

	3 months ended		6 months ended

	June 28, 2003	June 29, 2002	June 28, 2003	June 29, 2002
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Net revenues
Equipment Products	$2,396	$6,582	$12,813	$11,517
Commercial Imaging	5	29	6	29
Photonics Technology	2,186	1,774	3,783	3,509

Total net revenues	4,587	8,385	16,602	15,055
Gross profit (loss)	1,119	2,003	2,279	2,966
Gross margin
Equipment Products	26.8%	28.4%	11.7%	22.9%
Commercial Imaging	100.0%	100.0%	100.0%	100.0%
Photonics Technology	21.6%	6.1%	20.4%	8.7%

Consolidated	24.4%	23.9%	13.7%	19.7%
Operating expenses
Research and development	3,114	2,977	5,743	6,106
Selling, general and administrative	2,146	1,836	4,071	3,546

Total operating expenses	5,260	4,813	9,814	9,652
Operating income/(loss)
Equipment Products	(1,937)	(1,648)	(3,157)	(4,299)
Commercial Imaging	(927)	(403)	(1,796)	(403)
Photonics Technology	(467)	(206)	(1,225)	(904)
Corporate	(810)	(553)	(1,357)	(1,080)

Total operating loss	(4,141)	(2,810)	(7,535)	(6,686)
Other income (expense)	(646)	(484)	(1,264)	(953)
Profit/(Loss) before provision for income taxes	(4,787)	(3,294)	(8,799)	(7,639)
Provision for (Benefit from) income taxes	—	(4,155)	—	(6,369)

Net Income/(Loss)	$(4,787)	$861	$(8,799)	$(1,270)

Income (loss) per share
Basic	$(0.39)	$0.07	$(0.72)	$(0.11)
Diluted[a]	$(0.39)	$0.07	$(0.72)	$(0.11)
Weighted average common shares outstanding
Basic	12,187	12,060	12,176	12,051
Diluted[a]	12,187	12,262	12,176	12,051

[a] Diluted earnings per share exclude “as converted” treatment of the Company’s 6 1/2% Convertible Subordinated Notes Due 2004 and the Company’s 6 1/2% Convertible Subordinated Notes Due 2009 and the effect of outstanding stock options when these potentially dilutive securities are anti-dilutive to earnings per share.

-more-

CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

ASSETS	June 28, 2003	Dec. 31, 2002

	(Unaudited)
Current assets
Cash, cash equivalents and short term investments	$20,243	$28,457
Accounts receivable, net	4,164	4,991
Income taxes recoverable	—	214
Inventories – production	5,625	5,957
Inventories – pending acceptance at customer site	3,187	9,914
Prepaid expenses and other current assets	654	961

Total current assets	33,873	50,494
Property, plant and equipment, net	6,545	6,793
Investment in 601 California Avenue LLC	2,431	2,431
Debt issuance costs and other	531	580

Total assets	$43,380	$60,298

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Convertible notes	$1,025	—
Accounts payable	1,897	$1,739
Accrued payroll and related liabilities	1,294	1,379
Other accrued liabilities	3,290	3,723
Customer advances	4,399	12,344

Total current liabilities	11,905	19,185
Convertible notes	29,542	30,568
Shareholders’ equity
Common stock	19,576	19,389
Retained earnings (deficit)	(17,643)	(8,844)

Total shareholders’ equity	1,933	10,545

Total liabilities and shareholders’ equity	$43,380	$60,298

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